Exhibit 99.2

Energy Partners, Ltd.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements reflect the historical results of Energy Partners, Ltd. (“we,” “our,” “us,” or “the Company”) as adjusted on a pro forma basis to give effect to our acquisition of certain shallow-water Gulf of Mexico shelf oil and natural gas interests in our South Timbalier 41 field located in the Gulf of Mexico (the “ST41 Interests”) from W&T Offshore, Inc. (the “ST41 Acquisition”) on May 15, 2012 for approximately $32.4 million in cash, subject to customary closing adjustments to reflect an economic effective date of April 1, 2012. Our historical results of operations for the year ended December 31, 2011 have also been adjusted to give effect to our February 2011 and November 2011 acquisitions described below.

ASOP Acquisition. On February 14, 2011, we completed the acquisition of an asset package consisting of certain shallow-water Gulf of Mexico shelf oil and natural gas interests surrounding the Mississippi River delta and a related gathering system (the “ASOP Properties”) from Anglo-Suisse Offshore Partners, LLC. for $200.7 million in cash, subject to customary adjustments to reflect an economic effective date of January 1, 2011 (the “ASOP Acquisition”). In connection with the ASOP Acquisition, we issued $210.0 million in aggregate principal amount of 8.25% senior notes due 2018 (the “8.25% Notes”). The net proceeds from the sale of the 8.25% Notes of $202.0 million were used to finance the ASOP Acquisition and for general corporate purposes.

Main Pass Acquisition. On November 17, 2011, we completed our acquisition of certain interests in producing oil and natural gas assets in the shallow-water central Gulf of Mexico shelf (the “Main Pass Interests”) from Stone Energy Offshore, L.L.C. for $38.6 million in cash, subject to customary adjustments to reflect an economic effective date of November 1, 2011 (the “Main Pass Acquisition”). The Main Pass Interests consist of additional interests in the Main Pass 296/311 complex that was included in the assets the Company purchased in the ASOP Acquisition, along with other unit interests in the Main Pass complex and an interest in a Main Pass 295 primary term lease.

The following unaudited pro forma condensed combined financial statements and accompanying notes as of and for the three-month period ended March 31, 2012 and for the year ended December 31, 2011 (the “Pro Forma Statements”) have been prepared by our management and are derived from (a) our unaudited consolidated financial statements as of and for the three-month period ended March 31, 2012, (b) our audited consolidated statement of operations for the year ended December 31, 2011, (c) the audited statement of revenues and direct operating expenses of the ST41 Interests for the year ended December 31, 2011, (d) the unaudited statement of revenues and direct operating expenses of the ST41 Interests for the three-month period ended March 31, 2012, and (e) the unaudited statement of revenues and direct operating expenses of the Main Pass Interests for the nine-month period ended September 30, 2011.

The Pro Forma Statements are provided for illustrative purposes only and do not purport to represent what our financial position or results of operations would have been had the ST41 Acquisition, the Main Pass Acquisition, the ASOP Acquisition or the sale of the 8.25% Notes been consummated on the dates indicated or the financial position or results of operations for any future date or period. The pro forma statements of operations are not necessarily indicative of our operations going forward because the presentation of operations of the ST41 Interests, Main Pass Interests and ASOP Properties is limited to only the revenues and direct operating expenses related thereto, while other operating expenses related to these acquired interests and properties have been excluded. Management has estimated the amount of the purchase price adjustments to reflect the April 1, 2012 economic effective date of the ST41 Acquisition, but these adjustments have not yet been finalized in accordance with the acquisition documentation. The unaudited pro forma condensed combined balance sheet was prepared assuming that the ST41 Acquisition had occurred on March 31, 2012. The unaudited pro forma condensed combined statements of operations for the three-month period ended March 31, 2012 and the year ended December 31, 2011 were prepared assuming the ST41 Acquisition, the Main Pass Acquisition, the ASOP Acquisition and the sale of the 8.25% Notes had occurred on January 1, 2011.

The Pro Forma Statements, including the related unaudited adjustments that are described in the accompanying notes, are based on available information and certain assumptions we believe to be reasonable in connection with the ST41 Acquisition, the Main Pass Acquisition, the ASOP Acquisition and the sale of the 8.25% Notes. These assumptions are subject to change.

The initial allocation of purchase price to the acquired assets and liabilities of the ST41 Acquisition in the Pro Forma Statements is based on management’s preliminary estimates. This allocation will be finalized based on valuation and other studies to be performed by management. As a result, the final purchase price allocation will differ, possibly materially, from that which is presented in the Pro Forma Statements.

The Pro Forma Statements should be read in conjunction with (a) our historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, (b) our historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our Annual Report on Form 10-K for the year ended December 31, 2011 and (c) the audited statement of revenues and direct operating expenses of the ST41 Interests for the year ended December 31, 2011 and the related notes (included as Exhibit 99.1 to this Current Report).

Energy Partners, Ltd.

Unaudited Condensed Pro Forma Combined Balance Sheet

As of March 31, 2012

(amounts in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$91,420	$(31,612	) a	$59,808
Trade accounts receivable—net	35,410	627	a	36,037
Deferred tax assets	1,773	—		1,773
Prepaid expenses	5,935	—		5,935

Total current assets	134,538	(30,985)		103,553
Net Property and equipment	799,694	32,766	a	832,460
Restricted cash	6,023	—		6,023
Other assets	3,033	47	a	3,080
Deferred financing costs	5,134	—		5,134

Total assets	$948,422	$1,828		$950,250

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,882	$—		$35,882
Accrued expenses	65,014	—		65,014
Asset retirement obligations	21,080	—		21,080
Fair value of commodity derivative instruments	12,790	—		12,790

Total current liabilities	134,766	—		134,766
Long-term debt	204,568	—		204,568
Asset retirement obligations	76,840	1,878	a	78,718
Deferred tax liabilities	36,965	—		36,965
Fair value of commodity derivative instruments	4,411	—		4,411
Other liabilities	1,128	—		1,128

Total liabilities	458,678	1,878		460,556

Stockholders’ equity	489,744	(50	) a	489,694

Total liabilities and stockholders’ equity	$948,422	$1,828		$950,250

See accompanying notes to unaudited pro forma condensed combined financial information.

Energy Partners, Ltd.

Unaudited Condensed Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2011

(amounts in thousands, except per share amounts)

	Historical	Pro Forma Adjustments for ASOP Acquisition and Issuance of 8.25% Notes		Main Pass Interests Historical		Pro Forma Adjustments for Main Pass Acquisition		ST 41 Interests Historical	Pro Forma Adjustments for ST41 Acquisition		Total Pro Forma
Revenue:
Oil and natural gas	$348,207	$12,758	f	$15,501	f	$—		$17,342	$—		$393,808
Other	120	—		—		—		—	—		120

Total revenue	348,327	12,758		15,501		—		17,342	—		393,928
Costs and expenses:
Direct operating expenses	70,281	1,688	f	3,392	f	200	b	1,847	420	b	77,828

Revenues in excess of direct operating expenses	278,046	11,070		12,109		(200)		15,495	(420)		316,100

Transportation	779	—				—			—		779
Exploration expenditures and dry hole costs	14,268	—				—			—		14,268
Impairments	32,466	—				—			—		32,466
Depreciation, depletion and amortization	104,624	5,459	c			6,300	c		6,145	c	122,528
Accretion of liability for asset retirement obligations	15,942	265	c			142	c		176	c	16,525
General and administrative	18,741	—				—			—		18,741
Taxes, other than on earnings	14,365	—				—			—		14,365
Other	9,735	—				—			—		9,735

Income from operations	67,126	5,346				(6,642)			(6,741)		86,693
Other income (expense):
Interest income	102	—				—			—		102
Interest expense	(17,548)	(2,290	) d			—			—		(19,838)
Loss on derivative instruments	(5,870)	—				—			—		(5,870)
Loss on early extinguishment of debt	(2,377)	—				—			—		(2,377)

	(25,693)	(2,290)				—			—		(27,983)

Income before income taxes	41,433	3,056				(6,642)			(6,741)		58,710
Income taxes	(14,822)	(1,093	) e			2,376	e		2,411	e	(21,001)

Net income	$26,611	$1,963				$(4,266)			$(4,330)		$37,709

Earnings per share:
Basic	$0.66										$0.94
Diluted	$0.66										$0.94
Average common shares outstanding:
Basic	39,946										39,946
Diluted	40,050										40,050

See accompanying notes to unaudited pro forma condensed combined financial information.

Energy Partners, Ltd.

Unaudited Condensed Pro Forma Combined Statement of Operations

For the Three Months Ended March 31, 2012

(amounts in thousands, except per share amounts)

	Historical	ST41 Interests Historical	Pro Forma Adjustments for ST41 Acquisition		Pro Forma
Revenue:
Oil and natural gas	$98,772	$6,821	$—		$105,593
Other	24	—	—		24

Total revenue	98,796	6,821	—		105,617
Costs and expenses:
Direct operating expenses	18,411	333	105	b	18,849

Revenues in excess of direct operating expenses	80,385	6,488	(105)		86,768

Transportation	151		—		151
Exploration expenditures and dry hole costs	14,309		—		14,309
Impairments	2,314		—		2,314
Depreciation, depletion and amortization	23,908		2,495	c	26,403
Accretion of liability for asset retirement obligations	3,148		43	c	3,191
General and administrative	5,344		—		5,344
Taxes, other than on earnings	3,741		—		3,741
Other	175		—		175

Income from operations	27,295		(2,643)		31,140
Other income (expense):
Interest income	38		—		38
Interest expense	(4,874)		—		(4,874)
Loss on derivative instruments	(20,062)		—		(20,062)

	(24,898)		—		(24,898)

Income before income taxes	2,397		(2,643)		6,242
Income taxes	(894)		986	e	(2,328)

Net income	$1,503		$(1,657)		$3,914

Earnings per share:
Basic	$0.04				$0.10
Diluted	$0.04				$0.10
Average common shares outstanding:
Basic	39,121				39,121
Diluted	39,298				39,298

See accompanying notes to unaudited pro forma condensed combined financial information.

Energy Partners, Ltd.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed consolidated financial information reflects the following adjustments:

a.	Purchase price components of the ST41 Acquisition, which reflect management’s preliminary estimate of $1.5 million of customary adjustments provided for by the purchase and sale agreement for the ST41 Acquisition to reflect an economic effective date of April 1, 2012, are as follows (in thousands):

Acquired oil and gas properties	$32,766
Assumed asset retirement obligations	(1,878)

Net assets acquired	30,888
Other purchase price adjustments	674

Cash consideration	$31,562

Estimated total acquisition-related costs to consummate the ST41 Acquisition are approximately $50,000. The pro forma impact of the estimated ST41 Acquisition-related costs is reflected as a reduction of cash and retained earnings (stockholders’ equity) in the accompanying March 31, 2012 pro forma balance sheet.

Preliminary estimates of the ST41 Acquisition’s purchase price allocation have been performed taking into account current market conditions. For purposes of the pro forma balance sheet presentation, no part of the purchase price has been allocated to goodwill. This assumption is based upon market conditions and estimated market prices in effect for oil and natural gas. These market factors and other assumptions may change and new information may become known that could materially impact the preliminary purchase price and related allocations thereof. As a result, the final purchase price allocation will differ, possibly materially, from that presented in the Pro Forma Statements and a material portion of the final purchase price may be allocated to goodwill.

b.	The estimated incremental insurance cost associated with including the acquired properties under our insurance programs.

c.	The estimated depletion, depreciation and amortization expense associated with the proved properties acquired and other related asset retirement obligations (i.e., relating to decommissioning) assumed in the acquisitions under the successful efforts method of accounting, assuming those properties had been acquired on January 1, 2011. Under the successful efforts method of accounting, depletion, depreciation and amortization expense for proved properties is calculated on a field by field basis using the units of production method.

d.	Interest expense and amortization of deferred financing costs associated with the 8.25% Notes.

e.	Income taxes are calculated using our applicable estimated effective income tax rate, which differs from our expected statutory federal income tax rate primarily due to estimated state income taxes.

f.	Estimated revenue and lease operating expenses associated with the ASOP Properties for the period from January 1, 2011 through February 14, 2011 and the Main Pass Interests for the period from January 1, 2011 through November 17, 2011.